EXHIBIT 4

                               POWER OF ATTORNEY

         The undersigned individual, as President of Bass America Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints Julian Fortuna, acting individually, his true and lawful attorney-in-fact for the following purpose:

         To execute and deliver on behalf of the Company one or more amendments to the Statement on Schedule 13D filed by the Company on November 9, 1998 relating to shares of Common Stock, par value $0.01 per share, of FelCor Lodging Trust, Inc.

and hereby ratifies and confirms everything said attorney-in-fact may do by virtue of this instrument.

         In witness whereof, the undersigned has duly executed and delivered this power of attorney as of the 28th day of February, 2000.


         By: /s/  Andrew Simpson
             ------------------------
             Name: Andrew Simpson
             Title:   President